Exhibit 3.8

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GEOVANTAGE, INC.
A DELAWARE CORPORATION

GeoVantage, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

A.	The name of the Corporation is GeoVantage, Inc. The Corporation was originally incorporated under the name of GeoVantage, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 29, 1998.

B.	This Amended and Restated Certificate of Incorporation has been duly approved and adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation Law.

C.	The Corporation’s Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to provide as herein set forth in full.

FIRST. The name of the Corporation is GeoVantage, Inc.

SECOND. The address of the Corporation’s registered office in the state of Delaware is 850 New Burton Road, Suite 201, Dover, DE 19904, in Kent County. The name of the Corporation’s registered agent at such address is National Corporate Research, Ltd.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 4,000,000 shares of Common Stock with a par value of $0.01 per share. The holders of Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation and each share of Common Stock shall be entitled to one vote.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall by three (3), which number may be increased or decreased from time to time pursuant to the charter or the bylaws of the Corporation. The Board of Directors of the Corporation is expressly authorized to adopt, amend, or repeal the bylaws of the Corporation.

SEVENTH. The Corporation reserves the right to adopt, repeal, rescind, alter, or amend in any respect any provision contained in this Amended and Restated Certificate of Incorporation, including but not restricted to, any amendments changing the terms of any class or series of its stock by classification, reclassification, or otherwise, and all rights conferred on stockholders herein are granted subject to this reservation.

EIGHTH. The Corporation shall indemnify its directors and shall provide advancement of expenses to the maximum extent provided by the Delaware General Corporation Law. The Board of Directors shall have the power to adopt bylaws or resolutions for the indemnification of the Corporation’s directors, officer, employees, and agents, provided that any such bylaws or resolutions shall be consistent with applicable law. To the maximum extent that the Delaware General Corporation Law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the Charter or bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentences with respect to any act or failure to act which occurred prior to such amendment, repeal, or adoption.

NINTH. Meetings of stockholders may be held within or outside of the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed in its name and on its behalf by its Chief Executive Officer this 23rd day of September 2016.

GEOVANTAGE, INC.

By:	/s/ William J. Weber
William J. Weber
Chief Executive Officer

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